Exhibit 10.82

SEVERANCE AND CONSULTING AGREEMENT

AND RELEASE OF CLAIMS

This Agreement (this “Agreement”) is made and entered into as of November 10, 2004, by and among BearingPoint, Inc. a Delaware corporation (the “Company”), and Randolph C. Blazer, a resident of the State of Maryland (“Executive”).

RECITALS

Executive is presently employed by the Company and serves as Chief Executive Officer, President, Chairman of the Board of Directors and director. Executive and the Company no longer desire the continuation of the employment, officer and director relationships.

Executive and the Company mutually wish to fully and finally resolve any existing or potential disputes arising out of the employment relationship among Executive and the Company.

The Company desires to retain Executive as a consultant, and Executive is willing to provide the consulting services described in this Agreement.

Executive agrees and acknowledges that the Company has special expertise in its business of which has enabled it to provide unique career opportunities for its employees, and that its growth depends, to a significant degree, on its possession of certain information that may not be available to its competitors or to the public concerning a number of matters, including but not limited to, business consulting, systems integration, the conduct and provision of management and information technology, managed services and other information not generally known to others in its industry. To obtain such information and use it successfully, the Company has made significant investments in research, business development, quality assurance, techniques, business process improvements and other developments in marketing methods and providing services.

Executive agrees and acknowledges that a covenant not to compete, as defined in this Agreement, and a restriction on disclosure of confidential information are essential to the continued growth and stability of the Company’s business and to the continuing viability of its endeavors.

Executive and the Company desire to resolve amicably any disputes that may exist between them regarding Executive’s employment with the Company and Executive’s separation from employment with the Company.

NOW, THEREFORE, in consideration of the mutual acts, payments and promises described and agreed to be performed herein, Executive and the Company agree as follows:

1. Resignation. Executive hereby tenders his resignation from all employment and positions and titles that he holds with the Company and its subsidiaries and affiliates, including without limitation, his positions as President, Chief Executive Officer, Chairman of the Board of Directors and director effective as of the date hereof (the “Resignation Date”).

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2. Severance from Employment. It is understood and with the full and complete agreement of Executive and the Company, Executive’s employment by the Company will cease as of the Resignation Date. Except as otherwise expressly provided for herein, as of the Resignation Date, Executive shall cease to accrue any rights under any pension savings or compensation plan of the Company; provided however, nothing in this Agreement shall operate to waive or limit any of Executive’s vested rights in any pension or savings plan sponsored by the Company.

3. Payment of Salary and Earned Benefits; No Bonus. The Company shall pay to Executive any earned (as of the Resignation Date) but unpaid portion of his salary, bonus or incentive compensation or other compensation, which payment to Executive will be made no later than the date on which such salary would normally be paid. Any outstanding reimbursable expenses as of the Resignation Date will be promptly paid to Executive upon submission and approval of those expenses in accordance with the Company’s customary practices. The parties also acknowledge that there is currently no bonus due or owing to Executive.

4. Additional Consideration.

(a) Subject to offset as described in Section 9, in consideration of this Agreement (including, without limitation, the services provided pursuant to Section 5, the covenants and agreements made in Sections 6, 7, 8 and 11, and the Release contained in Section 10) and conditioned upon Executive’s full performance of the covenants and agreements in Section 6, 7, 8 and 11 and the Release in Section 10, the Company agrees to pay Executive (i) through December 31, 2004 amounts equal to that portion of the salary Executive would otherwise would have received through December 31, 2004 (such amounts to be paid no later than the appropriate dates on which such portions of his salary would normally be paid) and (ii) the following sums:

(A) $1,500,000 in cash delivered no earlier than January 1, 2005 and no later than January 5, 2005.

(B) $1,000,000 to be paid in twenty-four (24) equal monthly installments, with the first such installment commencing in January 2005. Beginning with January 31, 2005, such installments will be due upon the final day of any applicable month (unless such final day is not a business day; in which case, the payment will be due on the next business day following the final day of such month); provided that, in the event Executive becomes employed by a new employer on a full-time basis, then within thirty (30) days of receipt of written notice of such event from Executive, the Company will pay Executive any unpaid portion of such $1,000,000 in a lump sum.

(b) Conditioned upon Executive’s full performance of the covenants and agreements in Sections 6, 7, 8 and 11 and the Release in Section 10 and until the earlier to occur of the second anniversary of the Resignation Date and the date on which Executive becomes employed by a new employer, the Company shall, at its expense, provide Executive with medical, dental, life insurance, disability, accidental death and dismemberment benefits and other welfare benefits (“Insurance Benefits”) at the level provided to Executive immediately prior to the Resignation Date. As long as the Company is providing Insurance Benefits to Executive in accordance with the immediately preceding sentence, the Company shall, at the expense of Executive and to the extent permissible under the Company’s insurance and benefits plans, make such Insurance Benefits available to Executive’s spouse at Executive’s option and expense. Notwithstanding the foregoing, if Executive becomes employed by a new employer which maintains Insurance Benefits that either (i) do not cover Executive with respect to a pre-existing condition which was covered under the Company’s Insurance Benefits, or (ii) do not cover Executive for a designated waiting period, Executive’s coverage under the Company’s Insurance Benefits shall continue,

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without limitation, until the earlier of the end of the applicable period of noncoverage under the new employer’s Insurance Benefits or the second anniversary of the Resignation Date.

(c) Any and all currently vested options held by Executive to purchase stock of the Company shall be exercisable in accordance with their terms. Notwithstanding anything to the contrary in any option agreement between Executive and the Company or any stock option plan of the Company, any and all unvested options to purchase stock of the Company held by Executive shall be cancelled as of the Resignation Date, and any rights thereunder are released under this Agreement.

(d) Following the Resignation Date, Executive shall retain all rights to indemnification under the Company’s Certificate of Incorporation or Bylaws, as they may be amended or restated from time to time.

(e) In the event that Executive should contend in any litigation, arbitration or other adversary proceeding that this Agreement, or any portion of it, is invalid or unenforceable, then as a preconditioned to making such allegation, Executive hereby agrees to refund in full to the Company all amounts received under this Agreement.

5. Consulting Agreement. Notwithstanding the foregoing, during the time period that Executive is receiving payments pursuant to Section 4(a) above (the “Consulting Period”), Executive shall serve as a consultant to the Company. Provided, however, Executive shall in no case be deemed to be an employee of the Company but instead shall serve as an independent contractor for all purposes. Executive agrees to hold himself available for consulting upon the reasonable request of the Company by telephone or in person, during normal business hours; provided, however, in no event shall Executive be required to perform more than an aggregate of 500 hours in service as a consultant to the Company during each year of the term of this Agreement. To the extent practicable, the Company shall give Executive at least five (5) days advance notice if it desires to consult with him in person. In connection with the services to be rendered by Executive to the Company under this Section 5 (the “Services”), Executive will not, without the consent or direction of the Company, act or attempt to act or represent himself, directly or by implication, as an agent of the Company or in any manner assume or create, or attempt to create, any obligation on behalf of, or in the name of the Company. In the event the Company requests Executive to incur any expenses in connection with the Services, the Company agrees to pay, in accordance with the Company’s normal reimbursement policies, all reasonable expenses actually incurred by Executive in connection with providing the Services, including without limitation, travel, meals and lodging expenses. Subject to Section 6, during the Consulting Period, Executive may engage in other consulting activities for other entities.

The cash and other consideration paid to Executive under Section 4 shall constitute sufficient consideration for the Services pursuant to this Section 5, for the covenants and agreements in Sections 6, 7, 8, and 11, and for the Release in Section 10 and for other Sections of this Agreement. The Company shall have no other compensation obligations to Executive with respect to the Services.

6. Non Competition Agreement. Executive understands that during the course of his employment by the Company, Executive has had access to, and the benefit of, the information referred to in the Recitals above. Executive agrees that he represented the Company and its affiliates and developed contacts and relationships with other persons and entities on behalf of the Company and its affiliates, including but not limited to, with customers and potential customers. To protect the Company’s interest in its information, contacts and relationships, and in consideration of the promises made by the Company in this Agreement, Executive hereby agrees and covenants that for a period beginning on the Resignation Date and ending on the first anniversary of the date upon which the Consulting Period ends, without the prior written approval of the Company, Executive will not, directly or indirectly, either as a sole

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proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, or in any other capacity whatsoever of any entity:

(a) conduct or assist others (including without limitation the persons listed on Exhibit A) in conducting any business or activity that competes with the Business (as defined below) anywhere in the world where the Company does Business at the time Executive seeks to take such action;

(b) engage or assist any other individual, person, firm or other entity in engaging in the Business in association with (i) any principal, officer or manager of the Company (or other individuals with comparable levels of seniority), or (ii) any individual who was a principal, officer or manager of the Company (or other individuals with comparable levels of seniority) within the twelve period preceding the date on which Executive seeks to perform such services with such an individual, anywhere in the world where the Company does Business at the time the Executive seeks to take such action.

Notwithstanding the foregoing, neither the provision of services to the Company pursuant to Section 5, nor the ownership of less than 1% of the issued and outstanding securities of an entity will constitute a breach of the provisions of Sections 6(a) or (b).

(c) Except for the provision of services to the Company pursuant to Section 5, Executive shall not, (i) perform or provide or assist any other individual, person, firm or other entity in performing or providing services related to the Business for any Client (as defined below) or Prospective Client (as defined below); or (ii) solicit or assist any other individual, person, firm or other entity in soliciting any Client or Prospective Client for the purpose of performing or providing any services related to the Business. For purposes of this Agreement, “Client” means any individual, person, firm or other entity that is a client of the Company at the time Executive seeks to solicit or perform services for such client or was a client of the Company within twelve months prior to such time, and “Prospective Client” means any individual, person, firm or other entity that is not a Client but with respect to whom, the Company: (i) conducted, prepared or submitted any proposal or client development or marketing efforts, or (ii) Executive had substantial contact with as a result of or in connection with the Executive’s employment with the Company or Executive’s provision of consulting services to the Company.

(d) Except for the provision of services to the Company pursuant to Section 5, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company (including, without limitation, any former employee or other agent) who separated from the Company to perform services relating to the Business for or on behalf of, or in affiliation in any manner with, Executive or any individual, person, firm or other entity with which Executive is or becomes employed, retained or otherwise associated.

For purposes of this Agreement, the term “Business” means business consulting, managed services, the provision of systems integration services or products or the conduct and provision of management and information technology, or any substantially similar services or products, which the Company is researching, developing, selling, or marketing, or has under active consideration within two years of the Resignation Date.

Executive understands and agrees that the scope of the foregoing covenants contained in this Section 6 are reasonable as to time, area and persons and are necessary to protect the legitimate business interests of the Company and its affiliates. Executive further agrees that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so divisible. If any part of such covenants is declared invalid, unenforceable, or void as to time, area or persons, the validity and enforceability of the remainder will not be affected.

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If Executive violates one or more of the restrictive covenants of this Section 6 and the Company brings legal action for injunctive or other relief, the Company shall not be deprived of the benefit of the full period of such restrictive covenant(s) as a result of the time involved in obtaining the relief. Accordingly, Executive agrees that the regularly scheduled expiration date of such covenant(s) shall be extended by the same amount of time that Executive is determined to have violated such covenant(s).

7. Confidentiality. Executive acknowledges that he has learned and may continue to learn Confidential Information (as defined below) relating to the Business. In consideration of this Agreement, Executive agrees that he will not disclose or use, or authorize any third party to disclose or use, any such Confidential Information, without prior written approval of the Company. As used in this Section 7, “Confidential Information” shall mean information, including trade secrets, disclosed to or known to Executive during his employment and consulting with the Company, about the Business, the Company’s methods, business plans, operations, products, processes and services, including, but not limited to, information relating to research, development, inventions, programs, systems, finances and financial statements, marketing plans and strategies, merchandising, pricing strategies, merchandise sources, client sources, system designs, procedure manuals, automated data programs, financial projections, computer software, terms and conditions of business arrangements with clients or suppliers, personnel procedures, supply and services resources, names and addresses of clients, names of professional advisors, and all other information pertaining to clients and suppliers of the Business, including, but not limited to assets, business interests, personal data and all other information pertaining to the Business, clients or suppliers whatsoever, including all accompanying documentation therefor. All information disclosed to Executive, or to which Executive had access or will have access during the period of his employment with or consulting for the Company, for which there is any reasonable basis to believe is, or which appears to be treated by the Company as Confidential Information, shall be presumed to be Confidential Information hereunder. The provisions of this Section 7 shall not apply to a particular portion of the Confidential Information when: (a) it enters the public domain through no fault of Executive, (b) it is in Executive’s possession free of any confidentiality obligation, or (c) it was developed independently of and without reference to any Confidential Information or other information disclosed in confidence to any third party.

Executive agrees that all documents of any nature pertaining to activities of the Company or its affiliates, or that include any Confidential Information, in his possession now or at any time during the term of his employment with or consulting for the Company, including without limitation, memoranda, notebooks, notes, data sheets, records and computer programs (however stored), are and shall be the property of the Company.

8. Inventions; Developments. Executive represents and warrants that he has notified and will notify the Company of all discoveries, inventions, innovations, or improvements which are related to the Business (collectively called “Developments”) conceived or developed by Executive during the term of Executive’s employment with or consulting for the Company. All Developments, including but not limited to all documents (however stored) pertaining thereto, shall be the exclusive property of the Company, as the case may be, and shall be considered Confidential Information subject to the terms of this Agreement. Executive agrees that within seven days of any request from the Company, he shall execute all requested assignments and conveyances necessary to vest in the Company all discoveries, inventions, innovations, patents, marks, copyrights, patent applications and any other intellectual property of whatever kind and character, any right, title or interest that he may hold in such property. Executive agrees that when appropriate, or upon written request of the Company, Executive will acknowledge that Developments are “works for hire” and will file at the Company’s expense for tradenames, trademarks, patents or copyrights with regard to any or all Developments and will sign documentation reasonably necessary to evidence ownership of Developments in the Company. Executive further agrees to cooperate fully, and at the expense of the Company, with the Company in connection with the filing, prosecution or obtaining of any patent, copyright, or trademark registration or application in any country.

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Executive further agrees to cooperate with and assist the Company, at its expense, in the prosecution or defense of any litigation involving any intellectual property claimed by the Company, including providing truthful testimony as a witness upon reasonable request.

9. Repayment of Loan. Executive agrees to repay in full no later than at the same time as the Company makes its payment to Executive pursuant to Section 4(a)(ii)(A) hereof all principal and interest (through the day of repayment) outstanding under that certain Section 83(b) Loan previously made to Executive in connection with stock options (the “Loan”). In the event Executive has not, as of the time of the payment to him by the Company pursuant to Section 4(a)(ii)(A) hereof, repaid the Loan in accordance with this Section 9, then the Company shall have the right, without prior notice, to apply any payments due to Executive pursuant to Section 4(a)(ii) toward repayment of principal and interest outstanding on the Loan until such time as all outstanding principal and interest on the Loan have been repaid.

10. Complete Release. In consideration of the payments provided under this Agreement, Executive (and anyone else claiming by or through the Executive) RELEASES, ACQUITS, and FOREVER DISCHARGES the Company, and each of its past and present parents, subsidiaries, affiliates, shareholders, directors, officers, attorneys, accountants, agents, employees and representatives (collectively and individually, the “Releasees”), from ANY and ALL causes of action, claims, damages, including attorney’s fees, Executive may now have, has ever had, or may ever have, against them which could have arisen out of Executive’s employment or separation from employment with the Company or his service as an officer or director of the Company or any other matter related to his association with the Company, whether known or unknown. Executive hereby irrevocably, unconditionally and fully releases, acquits and forever discharges the Releasees from any and all charges, complaints, claims, liabilities, obligations, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever known or unknown, suspected or unsuspected, including without limitation any rights arising out of alleged violations of any contract, express or implied, written or verbal, any covenant of good faith and fair dealing, express or implied, any tort, any legal restrictions on the right of the Company to terminate, discipline, or otherwise manage employees or any federal, state or other governmental statute, regulation, or ordinance. Notwithstanding the foregoing, nothing herein shall constitute a release of the Company from causes of action, claims or damages, including attorneys’ fees, that may arise from acts or omissions by the Company after the date of this Release, that may arise under this Agreement, or that arise for accrued or vested benefits under the Company’s retirement or health and welfare benefit plans.

These releases and waivers include, but are not limited to, claims under Title VII of the Civil Rights Act of 1954, the Civil Rights Act of 1991, The Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the False Claims Act, the Civil Rights Act of 1966, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, and any causes of action or claims arising under analogous state laws or local ordinances or regulations, any common law principle or public policy, including all suits in tort or contract, or under the Company’s personnel policies or any contract of employment that may exist between Executive and the Company.

Executive knowingly and voluntarily waives any existing rights he may have pursuant to the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act. Further, Executive acknowledges the receipt of good and valuable consideration set forth in this Agreement in exchange for this waiver of potential claims.

It is expressly agreed and understood by Executive that this Release is a general release.

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11. Covenant Not to Sue. Executive promises and agrees never to voluntarily join in, or commence any action, or proceeding on behalf of himself, or any other person or entity before any court, administrative agency, or other forum against the Company or the Releasees, pertaining in any way to or arising out of his employment or association with the Company, his termination or resignation of employment, or any other event that occurs on or before the date of this Release, except as may be necessary to enforce: (a) this Agreement; (b) Executive’s rights under state worker’s compensation laws (for occupational illness or injury only) or (c) Executive’s vested rights under the Company’s pension and medical benefit plans.

12. Mutual Press Release and Non-Disparagement. Following or upon the Resignation Date, the Company will issue a press release regarding Executive’s resignation in a form reasonably mutually agreed to in advance by the Company and Executive. Executive hereby warrants and represents that he will not make disparaging comments regarding the Company, its directors, officers or employees to any other person or public or private entity, and the Company hereby warrants and represents that its directors and executive officers will act in good faith to avoid making disparaging comments regarding Executive.

13. Return of Property. Except for property to be used with the express permission of the Company pursuant to Section 5, Executive covenants that Executive has returned all Confidential Information and property of the Company to the Company prior to the Resignation Date (including all copies of Confidential Information (no matter how stored) whether on computer disk, hard drive, on paper, or in any other form, and all other property of the Company, including, but not limited to, keys, access cards, computers, electronic equipment, notebooks, files, policies, papers, furniture and corporate credit cards.

14. No Admission. Each of Executive and the Company understands and acknowledges that by entering into this Agreement, neither Executive nor the Company admits to any unlawful conduct or wrongdoing in connection with Executive’s employment with the Company or the termination thereof.

15. Remedies for Breach. Notwithstanding Sections 24(b)-(f) of this Agreement, each of the Company and Executive hereby acknowledges that a violation or attempted violation of any of the covenants contained in Sections 6, 7 and 8 of this Agreement will cause irreparable damage to the other party, and accordingly each party agrees that the other party shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by the violating party or any employees, partners or agents of the violating party; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the injured party may have.

16. Nature of the Agreement. This Agreement and all its provisions are contractual, not mere recitals, and shall continue in permanent force and effect, unless revoked as provided herein. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

17. Reliance. The Company has advised Executive to seek the advice of legal counsel prior to signing this Agreement. The parties hereto acknowledge, warrant and represent that (a) they have relied solely on their own judgment and that of their attorneys and representatives regarding the consideration for, and the terms of this Agreement, (b) they have been given a reasonable period to consider this Agreement, (c) they have read and understand the Agreement, (d) they understand that it includes a general release of claims, and (e) no statements made by a party have in any way coerced or unduly influenced the execution of this Agreement by the other party.

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Furthermore, Executive acknowledges that in accordance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, he has been given the opportunity to review this Agreement for at least twenty-one (21) days and if Executive executes this Agreement prior to the end of such twenty-one (21) day period, Executive knowingly and voluntarily waives any rights he may have with respect thereto. The Company further advises Executive that in accordance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, he has seven (7) days after execution of this Agreement to revoke this Agreement and the Release in Section 10. Executive has been advised to consult with an attorney of his choice with respect to this Agreement.

18. Ongoing Cooperation. Following the Consulting Period, Executive agrees to make himself available and cooperate with the Company’s reasonable requests for assistance in connection with the management of the Company, including without limitation, the management and retention of customer accounts regarding which Executive has relevant personal knowledge acquired during his employment with or consulting of the Company, but only to the extent that such cooperation and availability will not interfere with Executive’s other employment or personal obligations. In addition, Executive further agrees that he will cooperate with and assist the Company in the prosecution or defense of any litigation, including without limitation, providing truthful testimony as a witness upon reasonable request. In consideration for such cooperation, the Company agrees to indemnify and reimburse Executive for all reasonable expenses, other than attorneys’ fees, incurred in connection with his cooperation (e.g. travel expenses).

19. Attorneys’ Fees. Each party shall be responsible for his or its own expenses, including attorneys’ fees incurred in connection with the negotiation, preparation and execution of this Agreement.

20. Taxes. It is agreed and understood by the parties that all amounts paid or made available to Executive will be currently includible in the income of Executive. To the extent required by applicable law, the Company may withhold or cause to be withheld from all such payments the amount of any applicable federal, state or local taxes. Executive agrees that he shall be solely responsible for all his personal taxes, interest, and penalties, if any, which are or may become due on amounts paid to him under this Agreement, and agrees to defend, indemnify and hold the Company harmless from any tax claims due on such amounts.

21. Notices. Any notice, demand or request required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent by United States registered or certified mail, or postage prepaid, or when faxed or emailed to a party at its address, facsimile number or email address specified below:

If to the Company:	BearingPoint, Inc.
Attention: David Black
1676 International Drive
McLean, Virginia 22102
Fax Number: (703) 747-3847
Email Address: david.black@BearmgPoint.com

If to Executive:	Randolph C. Blazer
[Address]

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The parties to this Agreement may change their addresses for notice in the manner provided above.

22. Counterparts and Photocopies. This Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

23. Paragraph Titles Not Binding. The use of section titles in this Agreement is for ease of reference only. Such titles are not to be considered terms of this Agreement.

24. Governing Law; Arbitration.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Virginia, without regard to the principles of conflicts of law.

(b) To the extent permitted by law, all claims or disputes arising out of or relating to the construction, meaning or effect of any provision of this Agreement, to the Employee’s employment relationship with the Company, or to the termination of this Agreement or cessation of such employment relationship:

(i) that Executive may have against or with the Company, any of its subsidiaries, affiliates, partnerships, other related entities, successors, or permitted assigns, or any director, officer, trustee, fiduciary, administrator, employee, owner, shareholder, partner, principal, attorney, member, agent, or representative of any of the foregoing entities; or

(ii) that Company may have against or with Executive

(collectively, “Disputes”), shall be submitted for resolution by arbitration in accordance with the procedures set forth in this Section 24. Disputes subject to arbitration hereunder include, but are not limited to, claims by Executive for employment discrimination, harassment, retaliation, wrongful termination, or other violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or the Employee Retirement Income Security Act, under any other federal, state, or local law, regulation, ordinance, executive order, or constitution, or under common law. All arbitrations hereunder shall be held in the State of Virginia.

(c) Arbitrations shall take place before a panel of three arbitrators (the “Arbitration Panel”), which shall consist of one person selected by each of the two sides to the Dispute and the third person to be jointly selected by the two arbitrators previously selected.

(d) The Arbitration Panel shall have no authority to amend or modify the terms of this Agreement (except pursuant to Section 29 hereof) or to award punitive or exemplary damages.

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(e) Judgment on any award rendered pursuant to this Section 24 may be entered in the courts of the State of Virginia or in any other court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

(f) Notwithstanding anything in this Section 24 to the contrary, Executive may seek provisional relief, including, but not limited to, temporary restraining orders and preliminary injunctions, from a court of competent jurisdiction in aid of the arbitration, to prevent any award from being rendered ineffectual, to protect the Company’s proprietary information or for any other purpose in the interests of the Company. Seeking any such relief shall not be deemed a waiver of Executive’s right to compel arbitration. The courts of the State of Virginia or as well as any other court of competent jurisdiction, shall have jurisdiction over any proceeding relating to arbitrations under this Section 24.

25. Death of Executive. In the event Executive should die before all of the cash payments referred to in Section 4 are paid, the Company shall continue to make such payments to Executive’s spouse, or if Executive’s spouse predeceases Executive, to Executive’s estate.

26. Assignment. The obligations and duties of the parties set forth in this Agreement may not be assigned or delegated; provided however, that nothing in this Agreement shall preclude the Company from consolidating or merging with, or transferring all or substantially all of its assets to, another corporation, person or entity (“Entity”). Upon such a consolidation, merger or transfer of assets, the term “Company” shall mean such other Entity or Entities that the Company consolidates or merges into or with, or transfers all or substantially all of the assets of the Company to, and in any such event, the Entity or Entities shall be bound and automatically assume, without any specific action on the part of the Entity or Entities, this Agreement and all obligations and undertakings of the Company set forth in this Agreement, and this Agreement shall continue in full force and effect, including but not limited to, the obligation of the Company to make the payments set forth in Section 4. The obligations and duties of Executive hereunder shall be personal and not assignable or delegable by Executive in any manner whatsoever. Notwithstanding the foregoing, the Company shall have the right to assign its rights under this Agreement to any Entity or Entities which may acquire any part or all of the Company’s business (whether by asset purchase, stock sale, merger or otherwise).

27. Entire Agreement. This Agreement constitutes the entire and exclusive statement of the agreement between the parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein. The parties agree that any other terms or conditions included in written or verbal exchanges or representations made by the parties shall not be incorporated herein or be binding unless expressly agreed upon in writing by authorized representatives of the parties subsequent to the date hereof.

28. Authorization. The Company represents and warrants to Executive that the persons executing this Agreement on behalf of the Company are duly authorized to act for and on behalf of the Company to execute and deliver this Agreement and that this Agreement is a valid, binding and enforceable agreement of the Company.

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29. Severability. If any provision of this Agreement including, without limitation, any provision of Section 6, is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision. Without limiting the generality of the foregoing, if any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, geographical coverage or substantive scope, or otherwise unreasonable or unenforceable such provision shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as so narrowed.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED ACKNOWLEDGE THAT WE HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT WE UNDERSTAND ALL OF ITS TERMS, AND THAT WE ARE ENTERING INTO IT VOLUNTARILY.

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Executed in Tyson’s Corner, Virginia by Executive, acting in his individual capacity and by an authorized representative of the Company as of the date first stated above.

BEARINGPOINT, INC.

By:	/s/ Roderick C. McGeary

Name:	Roderick C. McGeary
Title:	Director

EXECUTIVE

/s/ Randolph C. Blazer
Name:	Randolph C. Blazer

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EXHIBIT A

PERSONS NAMED FOR PURPOSES OF SECTION 6

•	Answerthink

•	Anteon Corporation

•	Cambridge Technology Partners (CTP)

•	CSC (Computer Sciences Corp.)

•	Data Return

•	Deloitte Consulting

•	EDS

•	Ernst & Young

•	Hewlett-Packard

•	IBM

•	KPMG

•	Lockheed Martin

•	Lucent Technologies

•	Oracle

•	PricewaterhouseCoopers

•	Sapient

•	Science Application International Corporation

•	US Web

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